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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                             (Amendment No.    1  )

                    Under the Securities Exchange Act of 1934

                         OPTICAL COATING LABORATORY, INC
                       ----------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                       ----------------------------------
                         (Title or Class of Securities)

                                    683829105
                       ----------------------------------
                                 (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


                        (Continued on following page(s))


                              Page 1 of  4  Pages


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CUSIP No. 683829105                   13G                 Page  2  of  4  Pages


- -------------------------------------------------------------------------------
 (1) Names of Reporting Persons
     S.S. or I.R.S. Identification No. of Above Person

     THE TCW GROUP, INC.
     (FORMERLY KNOWN AS TCW MANAGEMENT COMPANY)
     95-3703295
- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     NEVADA
- -------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                       517,500
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                             0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                       517,500
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                             0
- -------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                517,500
- -------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

- -------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                                                   5.8%
- -------------------------------------------------------------------------------
(12) Type of Reporting Person*
                                                                     HC
- -------------------------------------------------------------------------------


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CUSIP No. 683829105                                       Page  3  of  4  Pages



ITEM 1(A)   NAME OF ISSUER:
OPTICAL COATING LABORATORY, INC.
- -------------------------------------------------------------------------------


ITEM 1(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
2789 NORTHPOINT PKWY., P.O. BOX 1599, SANTA ROSA, CA  95403
- -------------------------------------------------------------------------------


ITEM 2(A)   NAME OF PERSON(S) FILING:
THE TCW GROUP, INC. (FORMERLY KNOWN AS TCW MANAGEMENT COMPANY)
- -------------------------------------------------------------------------------


ITEM 2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
865 SOUTH FIGUEROA STREET, LOS ANGELES, CA  90017
- -------------------------------------------------------------------------------


ITEM 2(C)   CITIZENSHIP:
NEVADA
- -------------------------------------------------------------------------------


ITEM 2(D)   TITLE OR CLASS OF SECURITIES:
COMMON STOCK
- -------------------------------------------------------------------------------


ITEM 2(E)   CUSIP NUMBER:
683829105
- -------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

    (g) /X/ Parent Holding Company, in accordance with Section 240.13d-1(b)
            (ii)(G)
            (Note: See Item 7)

    (h) / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP *

    (a) Amount Beneficially Owned:
     517,500
    ---------------------------------------------------------------------------

    (b) Percent of Class:
     5.8%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
               517,500
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
               0
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
               517,500
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
               0
              -----------------------------------------------------------------

* THE FILING OF THIS SCHEDULE 13G SHALL NOT BE CONSTRUED AS AN ADMISSION THAT THE REPORTING PERSON OR ANY OF ITS AFFILIATES IS, FOR THE PURPOSES OF
     SECTION 13(d) OR 13(g) OF THE SECURITIES EXCHANGE ACT OF 1934, THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS SCHEDULE 13G. IN ADDITION, THE FILING OF THIS SCHEDULE 13G SHALL NOT BE CONSTRUED AS AN ADMISSION THAT THE REPORTING PERSON OR ANY OF ITS AFFILIATES IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS SCHEDULE 13G FOR ANY OTHER PURPOSES THAN SECTION 13(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

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CUSIP No. 683829105                                       Page  4  of  4  Pages



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable
- -------------------------------------------------------------------------------
ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable
- -------------------------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         The reporting person is the parent company of (i) Trust Company of the West, a California corporation and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 ("TCW"), (ii) TCW Asset Management Company, a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, and (iii) TCW Funds Management, Inc., a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

- -------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          Not Applicable
- -------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
          Not Applicable
- -------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participation in any transaction having such purposes or effect.

                                  SIGNATURE:

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       January 21, 1995
                                       ----------------------------------------
                                       (Date)
                                       /s/ Mohan V. Phansalkar
                                       ----------------------------------------
                                       (Signature)
                                       MOHAN V. PHANSALKAR,
                                       ASSISTANT VICE PRESIDENT - LEGAL
                                       ----------------------------------------
                                       (Name/Title)